Exhibit 99

UMH PROPERTIES, INC. ANNOUNCES ADDITION TO FANNIE MAE CREDIT FACILITY

FREEHOLD, NJ, November 25, 2025 (GLOBE NEWSWIRE) — UMH Properties, Inc. (NYSE: UMH) (TASE: UMH) announced that on November 25, 2025 it completed the addition of seven communities containing 1,765 sites, to its Fannie Mae credit facility through Wells Fargo Bank, N.A., for total proceeds of approximately $91.8 million. This interest-only loan is at a fixed rate of 5.46% with a 9-year term. The proceeds will be used to invest in additional acquisitions, expansions, rental homes and repay higher interest rate debt on a short-term basis.

Samuel A. Landy, President and Chief Executive Officer, commented “We are proud to complete another addition to our Fannie Mae credit facility. This refinancing further demonstrates the value created through our business plan. As part of the refinancing process, a certified appraisal was conducted and concluded that these seven communities appraised for $145.1 million, or $82,000 per site. Our total investment in these communities is $73.2 million. The communities have increased in value $71.9 million, or 98% from our cost basis. Our ability to acquire value-add communities, complete necessary improvements and increase occupancy through our sales and rental programs generates meaningful property level value.

“We are proud of our team and our lending partners at Wells Fargo and Fannie Mae for completing this transaction. We look forward to deploying this capital into our business, which will allow us to provide our Nation with additional affordable housing while generating significant long-term results for our shareholders.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that currently owns and operates 145 manufactured home communities, containing approximately 27,000 developed homesites, of which 10,800 contain rental homes, and over 1,000 self-storage units. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina, Florida and Georgia. Included in the 145 communities are two communities in Florida, containing 363 sites, and one community in Pennsylvania, containing 113 sites, that UMH has an ownership interest in and operates through its joint ventures with Nuveen Real Estate.

Contact: Nelli Madden

732-577-4062